UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): October 12, 2005

                              SmarTire Systems Inc.

            (Exact name of registration as specified in its charter)



   Yukon Territory, Canada                0-29248                 N/A
--------------------------------      ---------------    -----------------------
  (State or other jurisdiction          (Commission          (I.R.S. Employer
        of incorporation)               File Number)       Identification No.)


         #150 - 13151 Vanier Place
    Richmond, British Columbia, Canada                         V6V 2J1
--------------------------------------------               --------------
  (Address of principal executive offices)                   (Zip Code)


       Registrant's telephone number, including area code: (604) 276-9884

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 12, 2005, we entered into a marketing and distribution agreement with Dana Corporation. Dana is a Tier I supplier in the design and manufacture of commercial vehicle drive train components for medium and heavy duty vehicles for sale to original equipment manufacturers ("OEMs") and the independent aftermarket. Under the marketing and distribution agreement, we granted to Dana's Heavy Vehicle Technology and Systems Group the right to directly, or indirectly through Dana's Road Ranger marketing alliance with Eaton Corporation (together, "Dana"), the nonexclusive right to market, sell and distribute our tire pressure monitoring components to OEMs, fleets and aftermarket distributors not under the control of an OEM (collectively, "customers"), throughout North America, Mexico, Australia and New Zealand (the "territory").

Provided that Dana is in compliance with the terms of the marketing and distribution agreement in all material respects and Dana uses reasonable commercial efforts to meet mutually agreed sales targets, during the term of the marketing and distribution agreement, we cannot:

      o Except as permitted in certain specified agreements, directly sell any components to any customers in the territory; or

      o Grant rights related to the marketing, sale and distribution of components in the territory to any third party.

We may continue to provide our components directly to existing customers in the territory.

Under the marketing and distribution agreement, we also granted to Dana the nonexclusive right to market, sell and distribute our components to customers outside the territory, or for use other than in Class 4 through Class 8 trucks, buses, motorhomes or tractors (excluding agricultural tractors) (collectively, "power units") and any highways trailer, dolly or chassis designed for use with a power unit. We must negotiate in good faith with Dana prior to granting to any other person or entity the exclusive or nonexclusive right to market, sell or distribute our components to customers outside the territory, or for use in vehicles other than power units and trailers. Throughout the term of the marketing and distribution agreement, Dana cannot market, sell or distribute any system for wireless tire pressure monitoring other than our systems, and we cannot design, develop, manufacture or sell any tire pressure control system. In addition, Dana must purchase from us 100% of its requirements for components for customers in the territory.

The parties will mutually agree on monthly, quarterly and/or annual sales targets to be achieved by Dana. If at any time Dana fails to meet such sales targets, the parties will mutually develop a corrective action plan that will provide for no less than two quarters for Dana to achieve sales targets.

The marketing and distribution agreement will remain in effect until October 12, 2012, at which time the marketing and distribution agreement will continue indefinitely until terminated by either party upon one year's notice to the other party. Either party may terminate the market and distribution agreement immediately upon the occurrence of any of the following events:

      o The failure or refusal of the other party for a period of 90 days after notice to perform fully and promptly its obligations under the marketing and distribution agreement;

      o Either party defaults or breaches any material provision of the marketing and distribution agreement and does not remedy the default or breach within 30 days after notice by the other party;

      o The commencement of any proceeding by or against either party or its property under any law dealing with bankruptcy, insolvency, receivership or other relief of debtors;

      o     The insolvency or dissolution of either party; or

      o By the other party, if the maximum amount payable by one party to the other, in the limitation of liability set forth in the marketing and distribution agreement has been exhausted.

In addition, we may terminate the marketing and distribution agreement upon 30 days written notice if Dana has failed to make any payments when due, unless a reasonable dispute exists and the parties are negotiating a resolution. If we breach the marketing and distribution agreement, cease to carry on as a going concern, become the object of the institution of voluntary or involuntary proceedings in bankruptcy or litigation, a receiver or similar officer is appointed with respect to the whole or a substantial part of our assets or an event similar to any of the foregoing occurs, and we fail or refuse to supply components to Dana as required, Dana will have the right to manufacture or acquire from our suppliers substitutes for components for the purpose of continuing to supply its customers. In such event, Dana will have the right to utilize our intellectual property rights and confidential information for such purposes; however, Dana must pay us a reasonable royalty for the use of our intellectual property rights. These rights of Dana will survive the termination of the marketing and distribution agreement for one year, unless Dana's contractual commitment to supply components to any customer is longer, in which case Dana's foregoing rights will survive the termination of the marketing and distribution agreement with respect to such customer only for the length of such contractual commitment.

A copy of the press release issued October 17, 2005 announcing this agreement is attached to this Form 8-K as Exhibit 99.1.


(c) Exhibits.

Exhibit
Number               Description
------     -------------------------------------
99.1       Press release issued October 17, 2005




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                              SMARTIRE SYSTEMS INC.





Date: October 18, 2005                      By: /s/ Jeff Finkelstein
                                                --------------------------------
                                                Jeff Finkelstein
                                                Chief Financial Officer